Exhibit 10.11

Main Office: One Conant Street, Danvers, MA 01923 978-777-2200 • www.danversbank.com

July 9, 2010

Jay M. Eastman, Chief Executive Officer

William J. Shea, Executive Chairman

Lucid, Inc.

2320 Brighton-Henrietta

Town Line Road

Rochester, NY 14623

Re:          Revolving Line of Credit Limitations

Gentlemen:

Reference is made to that certain revolving line of credit facility (the “Loan”) of even date in the maximum principal sum of $5,000,000.00 (“Total Credit Limit”) evidenced by a Line of Credit Note (the “Note”) and a Line of Credit and Security Agreement (“Credit Agreement”), each of even date given by Lucid, Inc. (“Lucid”) in favor of Danversbank (the “Bank”).

The obligations of Lucid to the Bank have been guaranteed by Northeast LCD Capital, LLC, a Maine limited liability company (“Northeast”) pursuant to its Limited Guaranty (the “Guaranty”) of even date, which Guaranty is in turn secured by one or more deposits in money market accounts established with the Lender having an aggregate present balance of $2,000,000.00 (the “Account”) in the custody of the Bank.

Notwithstanding that the Loan has been documented for the Total Credit Limit, it is agreed between Lucid and the Bank that the availability of funds under the Loan shall be initially limited to the sum of $2,000,000.00 (the “Initial Credit Limit”). Provided that the Bank shall not have made a demand for payment and/or that no Event of Default has occurred under the Note or Credit Agreement, the Bank agrees that the Initial Credit Limit, at the request of Lucid, may be increased in $500,000.00 increments (each an “Incremental Credit Increase”), but in no event beyond the Total Credit Limit, if, as, and when (i) the Bank shall have received an updated consent or vote authorizing same from Lucid’s board of directors, (ii) the face amount of the life insurance policies on the lives of William J. Shea (“WJS”) and Tay M. Eastman (“JME”) which has been collaterally assigned to the Bank is increased by each Incremental Credit Increase, and (iii) the aggregate value of other collateral pledged by any other guarantor of the Loan in favor of the Bank (the “Additional Pledged Collateral”) is, at a minimum, 143% of the applicable Incremental Credit Increase(s). Additional Pledged Collateral shall not be deemed to include the Account, which shall remain as security for the Initial Credit Limit. By way of illustration, if life insurance coverage under each policy insuring WJS and JME is increased to $3,000,000.00 and if the value of the Additional Pledged Collateral attains a minimum level of $1,430,000.00, Lucid may request that the aggregate credit limit be increased to $3,000,000.00.

If this letter reflects our mutual understanding and agreement, please countersign the enclosed copy of this letter where indicated and return same to the undersigned.

Very truly yours,

Danversbank

By	/s/ David Lawson
David Lawson, Vice President

The undersigned acknowledges having read and reviewed this letter this 9th day of July, 2010, and agrees to its terms.

Lucid, Inc.

By	/s/ Jay M. Eastman

Print Name:	Jay M. Eastman

Title:	CEO

The undersigned being guarantors of the Loan assent to the foregoing this 9th day of July, 2010.

/s/ Jay M. Eastman
Jay M. Eastman

/s/ William J. Shea
William J. Shea

Northeast LCD Capital, LLC

By	/s/ C. Wesley Crowell
C. Wesley Crowell, its Manager thereunto duly authorized, and not individually